EXHIBIT 10.1
                              EMPLOYMENT AGREEMENT
                              DATED JANUARY 1, 2006

                                 BY AND BETWEEN
                          BLACK WARRIOR WIRELINE CORP.
                                       AND
                              ROBERT JOSEPH MCNALLY


         This Employment Agreement (the "Agreement") by and between Black Warrior Wireline Corp., a Delaware corporation (the "Company"), and ROBERT JOSEPH MCNALLY (the "Executive") is effective the 1st day of January, 2006 (the "Effective Date"),.

         The Company offers this Agreement because it desires to employ the Executive as its Executive Vice President of Operations and Finance. Executive executes this Agreement because he is desires to confirm his employment by the Company in those capacities and because he wishes to confirm certain commitments made by the Company.

         Accordingly, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1.       EMPLOYMENT

                  The Company hereby agrees to employ the Executive as its Executive Vice President, and the Executive hereby agrees to accept such employment, on the terms and conditions set forth herein.

         2.   TERM

              The term of employment (the "Term") shall shall begin on the Effective Date and shall end on the date immediately prior to the third anniversary of the Effective Date; provided, that, on such date and each following anniversary of such date thereafter, the Term shall be extended for one additional year unless, at least 30 days prior to such date or such anniversary of such date, as applicable, the Company or Executive shall have given notice not to extend the Term. This Agreement shall be subject to early termination at the option of the Employee in the event of any of the following events:

              a. Upon a "Change of Control" of the Company, which for purposes of this Agreement shall mean any of the following occurring after the Effective
Date: (i) any person or group of persons (within the meaning of the Securities Exchange Act of 1934,) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934,) of 20% or more of the issued and outstanding shares of capital stock of Company having the right to vote for the election of directors of Company under ordinary circumstances; (ii) more than 25% of the assets of the Company are sold in a transaction or series of related transactions; (iii) the Company shall merge with any other person or firm; (iv) during any period of 12 consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Company (together with any new directors whose election by the board of directors of Company or whose nomination for election by the Stockholders of Company was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved cease) for any reason other than death or disability to constitute a majority of the directors then in office; provided, however, that any of the foregoing items (i) through (iv) which occur as a result of the public offering currently in progress shall not constitute a Change of Control.

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ROBERT JOSEPH MCNALLY
EMPLOYMENT AGREEMENT                                                      PAGE 2



              b. Should the Executive not be re-elected to the board of directors of the Company at any shareholders' meeting, or should the Executive be required to resign pursuant to the Bylaws of the Company.

              c. Should William L. Jenkins not be re-elected to the board of directors of the Company at any shareholders' meeting, or should Mr. Jenkins be required to resign pursuant to the Bylaws of the Company.


         3.   POSITION AND DUTIES

              The Executive shall serve as Executive Vice President, and a director of the Company, and shall have such responsibilities and authority consistent with those positions as may, from time to time, be assigned to the Executive by the CEO. The Executive shall report to the CEO. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company. At the inception of this contract the job responsibilities shall include business development, capital markets, commercial and investment banking relationships, finance, accounting, operations and other corporate duties as needed. Subject to Sections 7 and 8, Executive may serve as a director of other companies so long as his service is not injurious to the Company, does not present Executive with a conflict of interest and is approved by the board of directors or the appropriate committee of the board of directors.

         4.   PLACE OF PERFORMANCE

              Executive shall be based at an office of the Company in the Houston, Texas area; provided however that the Executive shall be expected to travel extensively on business for the Company.

         5.   COMPENSATION AND RELATED MATTERS

              a. Salary. During the period of the Executive's employment hereunder, the Company shall pay to the Executive a base salary at a rate of not less that $300,000 per annum in equal monthly or other installments in accordance with the Company's customary payroll practices. The CEO and Compensation Committee of the board of directors of the Company shall annually review Executive's performance and the Salary, and in light of such review may additionally increase (but not decrease) the Salary.


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ROBERT JOSEPH MCNALLY
EMPLOYMENT AGREEMENT                                                      PAGE 3


              b. Bonus. Should the Company achieve, during any calendar quarter beginning with first quarter of 2006 (January 1 through March 31, 2006) a 20% EBITDA margin, defined as the ratio of EBITDA to total sales, the Executive shall be paid a bonus of 1/2% of the Company's EBITDA during such quarter. Such bonus shall be payable within ten (10) days after filing of the Company's form 10-Q for the quarter (or 10-K for the quarter(s) ended December 31). The bonus described herein will initially be capped at $200,000 per year, but can be increased at the discretion of the CEO and board of directors. The Bonus is to be paid to Executive every quarter until Executive's employment is terminated.

              c. Expenses. The Company shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company upon receipt by the Company of appropriate receipts, vouchers or other proof of the Executive's expenditures and otherwise in accordance with such expense reimbursement policy as may, from time to time, be adopted by the board of directors of the Company.

              d. Other Benefits. The Company shall maintain in full force and effect, and the Executive shall be entitled to participate in, all of its employee benefit plans and arrangements in effect on the date hereof or plans or arrangements providing the Executive with at least equivalent benefits thereunder (including, without limitation, each pension and retirement plan and arrangement, supplemental pension and retirement plan and agreement, stock option plan, life insurance and health and accident plan and arrangement, medical insurance plan, disability plan, survivor income plan, relocation plan and vacation plan). In addition, the Company shall provide the Executive a car allowance in accordance with the Company's car allow policy with regard to its senior executives. The Company shall not make any changes in such plans or arrangements which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other executive of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to paragraph (a) of this Section.

              e. Vacation. The Executive shall be entitled to four (4) weeks vacation, in accordance with the Company's existing policies. The Executive shall also be entitled to all paid holidays given by the Company to its executives.


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ROBERT JOSEPH MCNALLY
EMPLOYMENT AGREEMENT                                                      PAGE 4


              f. Services Furnished. The Company shall furnish the Executive with office space, stenographic assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof.

              g. Options. The Executive will be granted, pursuant to documents to be executed by the Company and the Executive at the time of the grant, options to purchase 150,000 shares of common stock in the company at a strike price of $7.50, taking into account the impact of the reverse-stock split which took effect on December 27, 2005. The terms and conditions relating to the options shall be established in the grant document, provided, however, that one-third of such options shall vest on the first, second and third anniversaries of the Effective Date and that all such options shall vest immediately, and be exercisable immediately, upon a Change of Control. The Executive acknowledges that this Agreement is not a grant of options and a grant may only be made pursuant to further documents executed by both the Executive and the Company.


              h. Signing Bonus. Executive shall be paid a signing bonus of $50,000 in a single lump sum payment immediately upon execution of Agreement by all parties.

         6.   OFFICES

              The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a Director of any of the Company's subsidiaries and in one or more executive offices of any of the Company's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided by Article VII of the Company's Bylaws. Executive agrees that, upon termination of his employment with the Company for any reason whatsoever, he will resign from all positions as an Executive Officer and Director of the Company and all of its subsidiaries.

         7.   CONFIDENTIAL INFORMATION

              Executive covenants and agrees that he will not (except as required in the course of his employment), while in the employment of the Company or thereafter, communicate or divulge to, or use for the benefit of himself, or any other person, firm, association or corporation, without the consent of the Company, any information concerning any inventions, discoveries, improvements, processes, formulas, apparatus, technology, expertise, technological know-how, equipment, methods, trade secrets, research, secret data, costs or uses or purchasers of the Company's products or services, or other confidential matters possessed, owned, or used by the Company that may be communicated to, acquired by, or learned of by the Executive in the course of, or as result of, his employment with the Company. All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, equipment, and the like, relating to the business of the Company, which the Executive shall use or prepare or come into contact with, shall remain the sole property of the Company.


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ROBERT JOSEPH MCNALLY
EMPLOYMENT AGREEMENT                                                      PAGE 5


         8.   COMPETITION

              a. During the period of the Executive's employment by the Company, Executive will not (i) engage in; (ii) have any interest in any person, firm, or corporation that engages in; or (iii) perform any services for any person, firm, or corporation that engages in competition with the Company, or any of its subsidiaries in the development, research relating to, manufacture, processing, marketing, distribution, or sale of any products or services that were the subject of activities of the Company, or any of its subsidiaries, at any time during the period of his employment by the Company, in any area in which such business shall be carried on.

              b. Notwithstanding any provision of this Section 8 to the contrary, Executive may own no more than three percent (3%) of the total shares of all classes of stock outstanding of any corporation having securities registered with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

              c. Executive represents that his experience and capabilities are such that the provision of this Section 8 will not prevent him from earning a livelihood.

         9.   TERMINATION

              Notwithstanding any provision of this Agreement to the contrary, Executive's employment shall terminate upon his death, and the Company at any time may terminate his employment by giving him written notice of such termination (i) for cause, as hereinafter defined; (ii) if Executive shall violate any of the provisions of Sections 7 or 8 hereof; or (iii) if Executive shall become physically or mentally incapacitated and by reason thereof unable to perform his duties hereunder for a period of ninety (90) consecutive days. During any period prior to termination that Executive fails to perform his duties as described under clause (iii) of this Section 9, Executive shall continue to receive his Salary at the rate in effect at the beginning of the period as well as all other payments and benefits set forth in Section 5, reduced by any payments made to Executive during such period under the disability benefit plans of the Company then in effect or under the Social Security disability insurance program. For the purpose of this clause (i) of this Section 9, "for cause" shall mean any of the following events: (x) conviction in a court of law of any crime or offense involving money or other property of the Company, or any of its subsidiaries, or any felony, or (y) violation of specific written directions of the board of directors of the Company, provided, however, no discharge shall be deemed "for cause" under this clause (y) unless Executive shall have first received written notice from the board of directors of the Company advising of the acts or omissions that constitute such violation, and such violation continues uncured for a period of thirty (30) days after Executive shall have received such notice.


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ROBERT JOSEPH MCNALLY
EMPLOYMENT AGREEMENT                                                      PAGE 6


         10.  CHANGE OF CONTROL OR TERMINATION FOR GOOD REASON.

              In the event a Change of Control, the Company shall execute a termination of this Agreement and pay to the Executive the sum of three times the total Salary and Bonus paid to the Executive during the twelve (12) months preceding such Change of Control; provided, however, that if a Change of Control occurs on or before December 31, 2006, the Company shall pay to the Executive the amount of $1,500,000, which amount is comprised of three times Executive's maximum annual Salary and Bonus for the 2006 calendar year.

         11.  SUCCESSORS; BINDING AGREEMENT

              a. In the event a Change of Control shall have occurred before the expiration of the term of this Agreement,

              (i) the Company shall not, directly or indirectly, consolidate with, merge into or sell or otherwise transfer its assets as an entirety or substantially as an entirety to, any person, or permit any person to consolidate with or merge into the Company, unless immediately after such consolidation, merger, sale or transfer, the successor shall have expressly assumed and agreed to perform in writing any of the Company's remaining obligations under this Agreement; and

              (ii) not fewer than ten (10) days before the consummation of any consolidation of the Company with, merger by the Company into, or sale or other transfer by the Company of its assets as an entirety or substantially as an entirety to, any person, the Company shall give the Employee notice of that proposed transaction.

              b. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

              c. Subject to the provisions of Section 11.a., this Agreement and all rights of the Executive hereunder, shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there be no such designee, to the Executive's estate.


         12.  NOTICE

              For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:


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ROBERT JOSEPH MCNALLY
EMPLOYMENT AGREEMENT                                                      PAGE 7


                           If to the Executive:

                           Robert Joseph McNally
                           1969 Peden Street
                           Houston, Texas 77019

                           If to the Company:

                           Black Warrior Wireline Corp.
                           Attention:  CEO/Controller
                           100 Rosecrest Lane
                           Columbus, Mississippi  39701

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         13.  INDEMNIFICATION.

              The Company shall indemnify Executive to the fullest extent permitted by the laws of the Company's state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company, whichever affords the greater protection to Executive. Executive will be entitled to any insurance policies the Company may elect to maintain generally for the benefit of its directors or officers against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being an director or officer of the Company.

         14.  MISCELLANEOUS

              No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agree to in writing signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.


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ROBERT JOSEPH MCNALLY
EMPLOYMENT AGREEMENT                                                      PAGE 8



         15.  VALIDITY

              The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         16.  COUNTERPARTS

              This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

         17.  ARBITRATION

              Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be before a single arbitrator in Houston, Texas. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The expense of such arbitration shall be borne by the Company.

         18.  CONTROLLING LAW

              This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective January 1, 2006.

                                             BLACK WARRIOR WIRELINE CORP.

                                             By:  /s/William L Jenkins
                                                  ------------------------------
                                                   Its President and CEO


                                             /s/Robert Joseph McNally
                                             -----------------------------------
                                             Robert Joseph McNally